Exhibit (c)(viii) P PRE REL LI IMI MINA NAR RY Y DRA DRAF FT T C C on on fifid de en nttiia all Project Rover Special Committee Discussion Materials – DISCUSSION OF NEXT STEPS July 4, 2024

Situation Update

- **Since the June 12th Waiver Extension Request, New Mountain Capital ("NMC") and TCP-ASC have been actively engaged in diligence with Rover**
- **On July 1st, NMC filed a 13D amendment stating that discussions with TCP-ASC have not resulted in any agreement to date, and that NMC was no longer interested in pursuing a joint proposal with TCP-ASC**
  - — NMC also requested a waiver of the standstill restrictions contained in the Investor Rights Agreement in order to permit it to make a proposal ("Waiver Request")
  - — The Waiver Request included an unsigned and non-binding draft proposal to acquire Rover at a purchase price of $13.25 per share in cash (the "NMC Revised Proposal")
    - — The NMC Revised Proposal noted that NMC has completed business due diligence and is prepared to move forward with completing definitive documentation and signing a transaction by July 12th. It also noted that the $13.25 per share price reflects the completion of diligence and takes into account events that have occurred subsequent to the initial waiver request on January 26th
    - — The NMC Revised Proposal also noted that prior to signing any definitive documentation, NMC would expect to discuss with Rover's current customer stockholders (Ascension Health, Intermountain, LifePoint Health, Providence and Sutter) their interest in maintaining or increasing their equity investment in Rover through new investment or through a rollover of all or a portion of their current common stock positions. NMC would also welcome having TowerBrook Capital Partners participate as a co-investor
    - — The NMC Revised Proposal is not contingent on any current direct or indirect stockholders participating or rolling their existing ownership interest in Rover
- **On July 2nd, following Rover's approval of the Waiver Request, NMC delivered a signed non-binding copy of the NMC Revised Proposal to the Special Committee**
  - — NMC has provided to Qatalyst and Barclays a summary of the transaction Sources & Uses, and a timeline to sign and announce a transaction by July 12th
  - — NMC has also provided to Skadden a draft merger agreement, draft debt commitment letters from Goldman Sachs and J.P. Morgan, draft equity commitment letter, and draft limited guarantee
- **NMC advisors have also recently been in touch with Ascension Health directly**

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Summary of Key Considerations and Next Steps • Does the NMC Revised Proposal form the basis to continue engaging in discussions regarding a sale of Rover? How does it compare to Rover’s standalone value and prospects for shareholder value creation over time on a risk-adjusted basis? • If the Special Committee chooses to continue the engagement with NMC, what is the best tactical response, taking into account process considerations related to the nature of any ultimate transaction with meaningful stakeholders? ― Possible Responses: o Respond “no”, indicating that the NMC Revised Proposal is insufficient o Respond without a specific counterproposal, indicating that we are willing to negotiate but NMC has to re-bid o Respond with a specific counterproposal • Other process considerations ― Ongoing discussions with Ascension Health ― Status and terms of other key definitive documents ― NMC has indicated that it wants to work expeditiously to sign and announce a transaction on July 12th – the Special Committee has the potential to use this timeline to its advantage ― NMC has asked for calls with customer stockholders (Ascension Health, Intermountain, LifePoint Health, Providence, and Sutter), both as part of customer diligence and to invite them to participate in the transaction ― Other legal process consideration including MFW relevancy 3 CONFIDENTIAL | PRELIMINARY DRAFT

Detailed Overview of NMC Revised Proposal

Price	• **$13.25 per share** *(approx. 4% reduction from prior NMC Initial Draft Proposal[2])* • 30.3% premium to the closing price per share of $10.17 on Jan 25, 2024, the day prior to New Mountain Capital's ("NMC") initial request for a waiver of certain provisions of the Investor Rights Agreement • 31.6% premium to the 30-day volume-weighted average price per share of $10.07 (as of Jan 25, 2024) [1] • 29.1% premium to the 30-day volume-weighted average price of $10.26 (as of Feb 23, 2024, the last trading day prior to NMC's amended request for a waiver and the first public disclosure of the potential transaction) [1]
Equity & Debt Financing	• The NMC Revised Proposal assumes a recapitalization of Rover's indebtedness with new third-party debt financing from Goldman Sachs and JPMorgan. NMC has received commitment letters and can share them with Rover at Rover's request. The equity financing to support the NMC Revised Proposal would be funded by the rollover of NMC's existing 32% common stock ownership interest in Rover and new cash equity to be provided or arranged by NMC • Prior to signing any definitive documentation, as part of customary pre-signing discussions with customers, NMC would expect to discuss with Rover's current customer stockholders (Ascension Health, Intermountain, LifePoint Health, Providence, and Sutter) their interest in maintaining or increasing their equity investment in Rover through new investment or through a rollover of all or a portion of their current common stock positions. In addition to current customer stockholders, NMC would also welcome having TowerBrook Capital Partners participate as a co-investor • If and when approved by the Special Committee, NMC would also like to discuss with members of management whether they would have any interest in rolling over a portion of their equity in the transaction • The NMC Revised Proposal is not contingent on any current direct or indirect stockholders participating or rolling their existing ownership interest in Rover into the transaction
Diligence and Timing	• The NMC Revised Proposal has been approved by NMC's investment committee, and NMC is prepared to move forward with completing definitive documentation and signing a transaction by July 12, 2024 • The $13.25 per share price reflects the completion of diligence and takes into account events that have occurred subsequent to the initial waiver request on January 26, 2024 • The NMC Revised Proposal remains subject to the negotiation and execution of mutually acceptable definitive agreements

($MM)

Sources & Uses (Provided by NMC) (3)	
Uses	
Purchase of Fully-Diluted Equity Value	$6,219
Repayment of Debt	2,312
Less: Rover Cash	(178)[4]
Fully-Diluted TEV	**$8,353**
Cash to B/S and Transaction Fees	250
Total Uses	**$8,603**
Sources	
New Third-Party Debt	$3,750
NMC Rollover Equity	1,802
New NMC Equity	3,051
Total Sources	**$8,603**

Source: New Mountain Capital Waiver Request and form of proposal (July 1st, 2024).
(1) Volume-weighted average prices based on New Mountain Capital calculations as detailed in their Waiver Request.
(2) Reflects New Mountain Capital Initial Draft Proposal publicly filed on February 26, 2024.
(3) Sources & Uses provided to Qatalyst and Barclays on July 2, 2024.
(4) Reflects Rover balance sheet cash as of March 31, 2024.

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Rover Share Price Over Time and Illustrative Statistics at Various Prices

Share Price Over Time


$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Jan. 10, 2022
Rover announced all-stock acquisition of Cloudmed for $4.1Bn
1-Day Price Rxn.: (1%)
Nov. 8, 2022
Announced Q3'22 earnings miss and retirement of Joe Flanagan / appointment of Lee Rivas
1-Day Price Rxn.: (50%)
Jul. 1, 2024
NMC requested standstill waiver to submit proposal and publicly disclosed the NMC Revised Draft Proposal of $13.25 / share
1-Day Price Rxn.: (13%)
NMC Proposal: $13.25(7)
Unaffected Price (2/23)(5): $11.10
Current: $11.13
Feb. 26, 2024
Public filing of the NMC Initial Draft Proposal for $13.75 / share (all-cash) and issuance of open letter regarding NMC Initial Draft Proposal by Coliseum Capital
1-Day Price Rxn.: +25%

Rover Illustrative Statistics at Various Prices

($MM, except per share amounts)

Illustrative Share Price:		Rover Unaffected 2/23/24 (5) $11.10	Rover Current 7/3/24 $11.13	NMC Initial Draft Proposal 2/26/24 (6) $13.75	NMC Revised Proposal 7/2/24 (7) $13.25
Implied Transaction Premium	Statistic				
Premium to Price Prior to Public Disclosure of NMC Initial Draft Proposal (2/23/24) (5)	*$11.10*	*-*	*0%*	*24%*	*19%*
Premium to Current Price (7/3/24)	*11.13*	*(0%)*	*-*	*24%*	*19%*
Premium to Price as of 7/2/24 (Day After NMC Requested Waiver to Submit Proposal Without TB)	*10.90*	*2%*	*2%*	*26%*	*22%*
Premium to 30-Day VWAP (Prior to Public Disclosure of NMC Initial Draft Proposal) (1)(5)	*10.31*	*8%*	*8%*	*33%*	*28%*
Premium to LTM High Share Price	*18.49*	*(40%)*	*(40%)*	*(26%)*	*(28%)*
Implied Valuation & Multiples					
Fully-Diluted Equity Value (2)		**$5,113**	**$5,178**	**$6,464**	**$6,219**
Fully-Diluted Enterprise Value (2)		**$7,286**	**$7,311**	**$8,598**	**$8,352**
Street Consensus Estimates					
Adj. EBITDA Multiples (3)					
NTM (Period Ending March 31, 2025)	*$666*	10.7x	11.0x	12.9x	12.5x
CY25E	*770*	9.1	9.5	11.2	10.9
Rover Management Plan					
Adj. EBITDA Multiples (4)					
NTM (Period Ending March 31, 2025)	*$714*	10.2x	10.2x	12.0x	11.7x
CY25E	*766*	9.5	9.5	11.2	10.9

Note: Current market prices as of July 3, 2024.
(1) Volume-weighted average prices based on trading days per FactSet as of February 23, 2024, the trading day prior to public filing of the NMC Initial Draft Proposal.
(2) Rover capitalization as of June 18, 2024 provided by Rover Management. Balance sheet statistics per Rover 10-Q for the period ended March 31, 2024.
(3) Rover Street projections based on FactSet mean consensus estimates as of July 3, 2024.
(4) Rover Management Plan provided by Rover Management in April 2024.
(5) Statistics based on Rover's stock price and consensus estimates as of February 23, 2024, the trading day prior to public filing of the NMC Initial Draft Proposal.
(6) Reflects New Mountain Capital Initial Draft Proposal publicly filed on February 26, 2024.
(7) Reflects New Mountain Capital Revised Proposal received on July 2, 2024.

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Overview of Rover Daily Trading

From Week of Request for Waiver of Investor Rights (January 22, 2024) to Current (July 3, 2024)



Share Price
Trading Volume (000s)
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Feb. 26, 2024
Public filing of the NMC Initial Draft Proposal for $13.75 / share (all-cash) and issuance of open letter regarding NMC Initial Draft Proposal by Coliseum Capital
1-Day Price Rxn.: +25%
Mar. 11, 2024
Rover announces the formation of the special committee; TCP-ASC files 13D amendment disclosing request for a waiver of take-over statutes and a statement that they are not a seller
1-Day Price Rxn.: +1%
May 7, 2024
Limited standstill waiver sent to New Mountain and TCP-ASC
1-Day Price Rxn.: +3%
May 8, 2024
Rover announces Q1'24 earnings results (Pre-Market)
1-Day Price Rxn.: +3%
Jul. 1, 2024
NMC requests standstill waiver to submit revised proposal and attaches draft proposal for $13.25 / share
1-Day Price Rxn.: (13%)
NMC Proposal(3): $13.25
Jan. 26, 2024
New Mountain Capital delivers a private request for the waiver of certain provisions of their Investor Rights Agreement
Feb. 22, 2024
UnitedHealth announces suspected cybersecurity breach of Change Healthcare IT systems
1-Day Price Rxn.: (0%)
Mar. 19, 2024
Rover discloses it has hired advisors to the Special Committee and that it has rejected TCP-ASC and NMC's request for a waiver of the standstill agreement
1-Day Price Rxn.: (1%)
May 8, 2024
Cyberattack disrupts Ascension Healthcare IT systems
June 13, 2024
Special Committee grants waiver extension to New Mountain and TCP-ASC through July 12
1-Day Price Rxn.: +4%
Rover
$11.13
(0%) vs. 2/23(1)
(20%) vs. 2/26
Selected HCIT(2)
(10%) vs. 2/23(1)
(11%) vs. 2/26
1/22 1/24 1/26 1/30 2/1 2/5 2/7 2/9 2/13 2/15 2/20 2/22 2/26 2/28 3/1 3/5 3/7 3/11 3/13 3/15 3/19 3/21 3/25 3/27 4/1 4/3 4/5 4/9 4/11 4/15 4/17 4/19 4/23 4/25 4/29 5/1 5/3 5/7 5/9 5/13 5/15 5/17 5/21 5/23 5/28 5/30 6/3 6/5 6/7 6/11 6/13 6/17 6/20 6/24 6/26 6/28 7/2

Source: Closing prices and volumes per FactSet as of July 3, 2024.

(1) Unaffected statistics as of February 23, 2024, the trading day prior to public filing of the New Mountain Capital Draft Proposal.

(2) Selected healthcare information technology group includes HealthEquity, Evolent Health, Progyny, Omnicell, HealthStream, Premier, Phreesia, Health Catalyst, and TruBridge as per Qatalyst Partners analysis. Excludes Waystar due to limited trading history.

(3) Reflects New Mountain Capital Proposal received on July 2, 2024.

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Summary Conclusions and Recommended Next Steps • Based on the Financial Advisors’ preliminary analyses of the Rover Management Plan, the price per share offered in the NMC Revised Proposal is in a range that appears to fairly reflect the standalone, intrinsic value of Rover on a risk adjusted basis. Thus, the NMC Revised Proposal warrants continued engagement with NMC • The Financial Advisors recommend communicating a specific counterproposal to NMC and trying to hold them to their overall timeline • The Financial Advisors would also convey to NMC that Rover is willing to facilitate customer calls • Simultaneously with the response on price and customer calls, Rover should begin the process of negotiating the definitive documents as well 7 CONFIDENTIAL | PRELIMINARY DRAFT

Rover Illustrative Statistics at Various Prices ($MM, except per share amounts) NMC Initial Rover Rover NMC (7) Draft Proposal Unaffected Current Revised Proposal as of 2/23/24 (5) as of 7/3/24 (7/2/24) (6) Illustrative Rover Valuation Statistics Illustrative Share Price: $11.10 $11.13 $13.25 $13.75 $14.25 $14.75 $15.25 $15.75 Implied Transaction Premium Statistic Premium to Price Prior to Public Disclosure of NMC Initial Draft Proposal (2/23/24) (5) $11.10 - 0% 19% 24% 28% 33% 37% 42% Premium to Price Prior to Public Disclosure of NMC Revised Draft Proposal (7/1/24) (6) 12.56 (12%) (11%) 5% 9% 13% 17% 21% 25% Premium to 30-Day VWAP (Prior to Public Disclosure of NMC Initial Draft Proposal) (1) 10.31 8% 8% 28% 33% 38% 43% 48% 53% Premium to Price Prior to Request for Waiver of Investor Rights (1/25/24) (6) 10.17 9% 9% 30% 35% 40% 45% 50% 55% Premium to 30-Day VWAP Prior to Request for Waiver of Investor Rights (1/25/24) (8) 10.07 10% 10% 32% 36% 41% 46% 51% 56% Premium to Current Price (7/3/24) 11.13 (0%) - 19% 24% 28% 33% 37% 42% Premium to Price as of 7/2/24 (Day After NMC Requested Waiver to Submit Proposal Withou 10.90 2% 2% 22% 26% 31% 35% 40% 44% Premium to LTM High Share Price (07/17/2023) 18.49 (40%) (40%) (28%) (26%) (23%) (20%) (18%) (15%) Premium to LTM Low Share Price (01/11/2024) 9.11 22% 22% 45% 51% 56% 62% 67% 73% Implied Valuation & Multiples Fully-Diluted Equity Value (2) $5,113 $5,178 $6,219 $6,464 $6,710 $6,955 $7,201 $7,446 Fully-Diluted Enterprise Value (2) $7,286 $7,311 $8,352 $8,598 $8,843 $9,089 $9,334 $9,579 Street Consensus Estimates Revenue Multiples (3) Statistic NTM (Period Ending March 31, 2025) $2,700 2.7x 2.7x 3.1x 3.2x 3.3x 3.4x 3.5x 3.5x CY25E 2,918 2.4 2.5 2.9 2.9 3.0 3.1 3.2 3.3 Adj. EBITDA Multiples (3) NTM (Period Ending March 31, 2025) $666 10.7x 11.0x 12.5x 12.9x 13.3x 13.6x 14.0x 14.4x CY25E 770 9.1 9.5 10.9 11.2 11.5 11.8 12.1 12.4 Rover Management Plan Revenue Multiples (4) Statistic NTM (Period Ending March 31, 2025) $2,790 2.6x 2.6x 3.0x 3.1x 3.2x 3.3x 3.3x 3.4x CY25E 2,913 2.5 2.5 2.9 3.0 3.0 3.1 3.2 3.3 Adj. EBITDA Multiples (4) NTM (Period Ending March 31, 2025) $714 10.2x 10.2x 11.7x 12.0x 12.4x 12.7x 13.1x 13.4x CY25E 766 9.5 9.5 10.9 11.2 11.5 11.9 12.2 12.5 Note: Current market prices as of July 3, 2024. (5) Statistics based on Rover’s stock price, capitalization, and consensus estimates as of February 23, 2024, the trading day prior to public filing (1) Volume-weighted average prices based on trading days per FactSet as of February 23, 2024, the trading day prior to public filing of the of the NMC Initial Draft Proposal. NMC Initial Draft Proposal. (6) Reflects NMC Revised Proposal received on July 2, 2024. (2) Rover capitalization as of June 18, 2024 provided by Rover Management. Balance sheet statistics per Rover 10-Q for the period ended March (7) Reflects NMC Initial Draft Proposal publicly filed on February 26, 2024. 8 31, 2024. (8) Volume-weighted average prices based on trading days per FactSet as of January 25, 2024, the trading day prior to the request for waiver of (3) Rover Street projections based on FactSet mean consensus estimates as of July 3, 2024. investor rights. CONFIDENTIAL | PRELIMINARY DRAFT (4) Rover Management Plan provided by Rover Management in April 2024.

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